Rockwell Medical Announces Third Quarter 2026 Results

•Net Sales for the third quarter 2026 were $19.1 million representing a 20% increase over the same period in 2025

•Gross Profit for the third quarter 2026 increased 37% over the same period in 2025 primarily driven by higher volumes

•The combination of Rockwell Medical with Vantive’s global hemodialysis concentrates, hemodialysis machines, water treatment systems, and related consumables and technical services business is projected to generate annual revenue between $400 million and $450 million

Wixom, Michigan, November 12, 2026 – Rockwell Medical, Inc. (the “Company”) (Nasdaq: RMTI), a healthcare company that develops, manufactures, commercializes and distributes a portfolio of hemodialysis products to dialysis providers worldwide, today announced financial and operational results for the three and nine months ended September 30, 2026.

“We have maintained solid upward momentum across our business, driven by robust market demand and disciplined execution,” said Mark Strobeck, Ph.D., President and Chief Executive Officer at Rockwell Medical. “Our third quarter 2026 net sales grew 20% year-over-year, reflecting strong customer adoption and market validation of our products. Our team’s commitment to quality and reliable customer service continues to set us apart. We are excited to build on this momentum with our recently announced equity and asset purchase agreement with Vantive, a transformational step that we believe will significantly expand our portfolio and global reach. As we celebrate our 30th anniversary, we are well-positioned to drive innovation and capitalize on emerging growth opportunities.”

FINANCIAL HIGHLIGHTS

Net Sales

•Net sales for the three months ended September 30, 2026 were $19.1 million, which represents a 20% increase over net sales of $15.9 million for the same period in 2025. The increase in net sales was driven by greater purchasing from our existing customers and additional sales to new customers in the western United States.

•Net sales for the nine months ended September 30, 2026 were $54.2 million, which represents a 7% increase over net sales of $50.9 million for the same period in 2025.

Gross Profit

•Gross profit for the three months ended September 30, 2026 was $3.1 million, which represents a 37% increase over gross profit for the same period in 2025.

•Gross profit for the nine months ended September 30, 2026 was $9.3 million, which represents an 18% increase over gross profit of $7.8 million for the same period in 2025.

Gross Margin

•Gross margin for the three months ended September 30, 2026 was 16%, which represents an increase from 14% for the same period in 2025.

•Gross margin for the nine months ended September 30, 2026 was 17%, which represented an increase from 15% for the same period in 2025.

Net Loss

•Net loss for the three months ended September 30, 2026 was $2.3 million compared to a net loss of $1.8 million for the same period in 2025.

•Net loss for the nine months ended September 30, 2026 was $5.1 million compared to a net loss of $4.8 million for the same period in 2025.

Adjusted EBITDA

•Adjusted EBITDA for the three months ended September 30, 2026 was ($0.3) million compared to Adjusted EBITDA of $50,000 for the same period in 2025.

•Adjusted EBITDA for the nine months ended September 30, 2026 was ($0.7) million compared with Adjusted EBITDA of ($0.6) million for the same period in 2025.

Cash, Cash Equivalents and Investments Available-for-Sale

•Cash, cash equivalents and investments available-for-sale at September 30, 2026 was $22.5 million, which represents a decrease from $24.8 million at June 30, 2026. The decrease was primary driven by an increase in accounts receivable and prepaid expenses in the ordinary course of business, as well as capital purchases to further automate our manufacturing facilities.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2026	2025	2026	2025
Net Sales	$19,122	$15,927	$54,238	$50,912

Gross Profit	3,111	2,272	9,251	7,817

Operating Income (Loss)	(2,221)	(1,584)	(4,762)	(4,293)

Net Income (Loss)	(2,324)	(1,753)	(5,101)	(4,760)

Adjusted EBITDA**	(267)	50	(714)	(630)

Basic and Diluted Net Income (Loss) per Share *	$(0.59)	$(0.49)	$(1.33)	$(1.41)
Adjusted EPS **	$(0.07)	$0.01	$(0.18)	$(0.18)

* See Note 3 for more details related to Basic and Diluted Weighted Average Shares Outstanding on Form 10-Q filed November 12, 2026.
** See reconciliation to GAAP financial measures in the tables below.

OPERATING HIGHLIGHTS

•In July 2026, Rockwell Medical named Brian Cox as Vice President, Quality and Regulatory Compliance, advancing the Company’s quality and regulatory leadership. Mr. Cox brings over 20 years of medical device experience spanning development, manufacturing, and regulatory compliance. Having held leadership roles at global healthcare companies including Abbott and Johnson & Johnson, as well as smaller, growth-oriented medical device manufacturers, Mr. Cox has deep expertise in building and scaling quality systems in complex regulated environments.

•Subsequent to the end of the third quarter 2026, Great Place to Work® and Fortune magazine named Rockwell Medical to the 2026 Fortune Best Workplaces in Manufacturing & ProductionTM List in the small & medium category for the third year in a row.

•Subsequent to the end of the third quarter 2026, Rockwell Medical announced that it entered into an Equity and Asset Purchase Agreement (“the Agreement”) with Vantive Limited (“Vantive”). Subject to the terms of the Agreement, Rockwell Medical will acquire (the “Acquisition”) Vantive’s hemodialysis (“HD”) concentrates, HD machines including AK-98, water treatment systems, and related consumables and technical services business. In addition, subject to the terms and conditions of the Agreement, Rockwell Medical will acquire Vantive’s state-of-the art one million square foot manufacturing campus in Medolla, Italy, an integral municipality within the Mirandola Biomedical District, the third largest medtech region in the world. The Medolla campus currently manufactures dry concentrate cartridges, HD machines, related parts and consumables, and water treatment systems that support the broader HD product portfolio.

CONFERENCE CALL AND WEBCAST DETAILS

Date: Thursday, November 12, 2026

Time: 8:00 a.m. EST

Webcast and Replay: www.RockwellMed.com/Results

Speakers:
•Mark Strobeck, Ph.D. — President and Chief Executive Officer
•Jesse Neri — SVP, Chief Financial Officer

Format: Discussion of third quarter 2026 financial and operational results followed by Q&A.

NON-GAAP FINANCIAL MEASURES

To supplement Rockwell Medical’s unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheets, which are prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), this press release also includes references to Adjusted EBITDA, a non-GAAP financial measure that is defined as net income (loss) before net interest income (expense), net other income (expense), income tax expenses (benefit), depreciation and amortization, impairment charges, stock-based compensation expense, and other items that are considered unusual or not representative of underlying trends of our business, including but not limited to one-time severance costs, deferred revenue and inventory reserve amounts, if applicable for the periods presented. The Company has provided a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA. In addition, this press release includes a reference to Adjusted EPS, a non-GAAP financial measure that is defined as Adjusted EBITDA divided by the weighted average number of shares outstanding. The Company has also provided a reconciliation to EPS, or net income divided by the weighted average number of shares outstanding, which is the most directly comparable GAAP financial measure. Each of these adjusted measures is a non-GAAP financial measure. The Company has provided reconciliations to the GAAP measures at the end of this press release.

Adjusted EBITDA and Adjusted EPS are key measures used by Rockwell Medical to understand and evaluate operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operating plans. The Company provides Adjusted EBITDA because it believes the metric is helpful in highlighting trends in its operating results because it excludes items that are not indicative of Rockwell Medical’s core operating performance. In particular, the Company believes that the exclusion of the items eliminated in calculating Adjusted EBITDA provides useful measures for period-to-period comparisons of Rockwell Medical’s business. This is also true for Adjusted EPS, which is derived from Adjusted EBITDA.

Adjusted EBITDA and Adjusted EPS should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. Other companies, including companies in the same industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA and Adjusted EPS as tools for comparison. There are a number of limitations related to the use of these non-GAAP financial measures rather than the most directly comparable financial measure calculated in accordance with GAAP. When evaluating the Company’s performance, you should consider Adjusted EBITDA and Adjusted EPS alongside other financial performance measures, including net loss, EPS and other GAAP results.

ABOUT ROCKWELL MEDICAL

Rockwell Medical, Inc. (Nasdaq: RMTI) is a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products for dialysis providers worldwide. Rockwell Medical's mission is to provide dialysis clinics and the patients they serve with the highest quality products supported by the best customer service in the industry. Rockwell is focused on innovative, long-term growth strategies that enhance its products, its processes, and its people, enabling the Company to deliver exceptional value to the healthcare system and provide a positive impact on the lives of hemodialysis patients. Hemodialysis is the most common form of end-stage kidney disease treatment and is typically performed in freestanding outpatient dialysis centers, hospital-based outpatient centers, skilled nursing facilities, or a patient’s home. Rockwell Medical's products are vital to vulnerable patients with end-stage kidney disease, and the Company is relentless in providing unmatched reliability and customer service. Certified as a Great Place to Work® four years in a row (2023-2026) and named Fortune Best Workplaces in Manufacturing & Production™ three years in a row (2024-2026), Rockwell Medical is Driven to Deliver Life-Sustaining Dialysis Solutions™. For more information, visit www.rockwellmed.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as, “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “could,” “can,” “would,” “develop,” “plan,” “potential,” “predict,” “forecast,” “project,” “intend,” “look forward to,” “remain confident,” “remain steadfast,” “guidance,” “working to,” “goal” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. Such statements include without limitation statements relating to: regarding the proposed acquisition of Vantive’s hemodialysis business; the anticipated timing and ability to complete the acquisition; the expected benefits of the acquisition; the expected size, net sales, geographic reach and product portfolio of the combined business; Rockwell Medical’s ability to successfully integrate the acquired business, operations, products, employees and facilities; and Rockwell Medical’s expectations regarding future growth, customer demand, business momentum, market opportunities and operating performance. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Rockwell Medical's SEC filings), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include but are not limited to those risks more fully discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2025, as such description may be amended or updated in any subsequent reports filed with the SEC. Rockwell Medical expressly disclaims any obligation to update our forward-looking statements, except as may be required by law.

INVESTOR CONTACT:
Laura Guerrant-Oiye
Executive Director, Investor Relations
(248) 432-1362
IR@rockwellmed.com

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Financial Tables Follow

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ROCKWELL MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

	September 30,	September 30,
	2026	2025

Cash, Cash Equivalents & Investments available-for-sale	$22,541	$23,707
Total Assets	$57,084	$57,486
Total Liabilities	$23,949	$20,464
Total Stockholders’ Equity	$33,135	$37,020

Common Stock Outstanding	3,971,968	3,940,528
Common stock and common stock equivalents*	5,155,666	4,996,116

*Common stock and common stock equivalents:
Common stock	3,971,968	3,940,528
Options to purchase common stock	359,652	328,186
Restricted stock awards	—	89
Restricted stock units	211,999	116,666
Preferred stock converted	141,900	140,500
Restricted stock units - Market Condition	71,700	71,700
Common stock warrants	398,447	398,447
Total common stock and common stock equivalents	5,155,666	4,996,116

ROCKWELL MEDICAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
Net Sales	$19,122	$15,927	$54,238	$50,912
Cost of Sales	16,011	13,655	44,987	43,095
Gross Profit	3,111	2,272	9,251	7,817
Research and Product Development	114	—	154	—
Selling and Marketing	572	531	1,716	1,814
General and Administrative	3,799	3,325	11,296	10,296
Transaction-related expenses	847	—	847	—
Operating Income (Loss)	(2,221)	(1,584)	(4,762)	(4,293)

Other (Expense) Income
Realized Gain on Investments	128	61	378	181
Interest Expense	(282)	(285)	(845)	(838)
Interest Income	51	55	128	190
Total Other Expense	(103)	(169)	(339)	(467)

Net Income (Loss)	$(2,324)	$(1,753)	$(5,101)	$(4,760)

Basic and Diluted Net Loss per Share	$(0.59)	$(0.49)	$(1.33)	$(1.41)
Basic and Diluted Weighted Average Shares Outstanding	$3,971,984	$3,602,494	$3,957,624	$3,481,797

Reconciliation to GAAP Financial Measures
(In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2026	2025	2026	2025
Net Income (Loss)	$(2,324)	$(1,753)	$(5,101)	$(4,760)
Income taxes	—	—	—	—
Other Expense, net	103	169	339	467
Depreciation and amortization	547	542	1,544	1,640
EBITDA	(1,674)	(1,042)	(3,218)	(2,653)

Severance costs	168	219	205	430
Stock-based compensation	392	532	1,274	1,360
Transaction-related expenses	847	—	847	—
Facility transition	—	341	178	380
Deferred license revenue	—	—	—	(325)
Triferic inventory write-off	—	—	—	178
Adjusted EBITDA	$(267)	$50	$(714)	$(630)
Adjusted EPS	$(0.07)	$0.01	$(0.18)	$(0.18)
Basic Weighted Average Shares Outstanding	3,971,984	3,602,494	3,957,624	3,481,797